UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 20, 2018

LOWE’S COMPANIES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	1-7898	56-0578072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Lowe’s Blvd., Mooresville, NC	28117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(704) 758-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2018, Lowe’s Companies, Inc. (the “Company”) appointed Joseph M. McFarland III as Executive Vice President, Stores, effective as of August 15, 2018 (the “Effective Date”).

Mr. McFarland,48, has served as Executive Vice President/ Chief Customer Officer of major retailer J. C. Penney Company, Inc. since March 2018 and Executive Vice President of Stores and Home Merchandising Categories from 2016 to 2018. Previously, he was at The Home Depot, Inc., serving as President of the Northern Division from 2014 to 2015 and President of the Western Division from 2007 to 2014. Mr. McFarland served in a variety of other roles at The Home Depot, Inc., from 1994 to 2007 and served in the United States Marine Corps from 1987 to 1993.

On July 18, 2018, the Company and Mr. McFarland entered into an offer letter (the “Offer Letter”). Pursuant to the Offer Letter, during the term of his employment with the Company, Mr. McFarland will receive (i) an annual base salary of $750,000, (ii) eligibility for an annual cash incentive bonus with a target payout of 100% of Mr. McFarland’s annual base salary, provided that Mr. McFarland’s annual cash incentive bonus for the current fiscal year will be $375,000 so long as he remains employed through the end of the fiscal year, (iii) eligibility for an annual equity incentive award grant (consisting of a mixture of performance‑based restricted share units, time‑based restricted shares, stock appreciation rights, stock awards and/or stock options) with a target award value equal to $3,000,000, provided that Mr. McFarland’s annual equity incentive award grant for the current fiscal year will consist of (a) time‑based restricted shares with an award value of $850,000, which such grant will vest in full on the third anniversary of the grant date, and (b) nonqualified stock options with an award value of $850,000, which such grant will vest in equal annual installments on the first three anniversaries of the grant date, in each case generally subject to Mr. McFarland’s continued employment with the Company through the applicable vesting date, (iv) a sign‑on equity incentive grant consisting of (a) time‑based restricted shares with an award value of $375,000, which such grant will vest in full on the third anniversary of the grant date, and (b) nonqualified stock options with an award value of $375,000, which such grant will vest in equal annual installments on the first three anniversaries of the grant date, in each case generally subject to Mr. McFarland’s continued employment with the Company through the applicable vesting date, (v) a sign-on cash bonus in the amount of $500,000, payable on the first pay check following 90 days of continuous employment, (vi) reimbursement for certain expenses incurred by Mr. McFarland in connection with his relocation to the Charlotte, North Carolina area, (vii) reimbursement of up to $12,000 annually for costs incurred by Mr. McFarland for his personal tax and financial planning, (viii) four weeks of vacation per year and (ix) an annual executive physical exam. Mr. McFarland is also eligible to participate in those change in control, retirement, welfare and fringe benefits programs available to senior executives of the Company generally. Pursuant to the Offer Letter, Mr. McFarland is subject to certain non‑competition restrictions that apply during the term of his employment and for six (6) months thereafter, certain non‑solicitation restrictions that apply during the term of his employment and for twelve (12) months thereafter and certain confidentiality restrictions that apply indefinitely.

The foregoing summary of Mr. McFarland’s compensation and terms of employment generally is not complete and is qualified in its entirety by the Offer Letter, a copy of which a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the current fiscal quarter.

There are no family relationships between Mr. McFarland and any director or executive officer of the Company, and Mr. McFarland has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S‑K.

Item 7.01	Regulation FD Disclosure.

On July 20, 2018, the Company issued a press release announcing the appointment of Mr. McFarland, effective as of August 15, 2018. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8‑K and is incorporated by reference into this Item 7.01.

This information, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 20, 2018

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOWE’S COMPANIES, INC.

Date: July 20, 2018	By:	/s/ Ross W. McCanless
Ross W. McCanless Chief Legal Officer and Secretary